EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (i) Registration Statement Nos. 333-36856, 333-82486, 333-115633, 333-115634 of Enterprise Products Partners L.P. on Form S-8; (ii) Registration Statement No. 333-123150 of Enterprise Products Partners L.P. and Enterprise Products Operating L.P. on Form S-3; and (iii) Registration Statement Nos. 333-107073 and 333-114758 of Enterprise Products Partners L.P. on Form S-3 of our report dated February 28, 2007, relating to the consolidated balance sheet of Enterprise Products GP, LLC at December 31, 2006, appearing in the Current Report on Form 8-K of Enterprise Products Partners L.P. dated March 21, 2007.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 21, 2007